Brokerage Agreement

This Agreement is made and entered into as of ___November 1st 2017_______ (the "Effective Date") by and between CCA Industries, Inc., a corporation duly organized under the laws of the State of Delaware, whose notice address is 65 Challenger Road, Suite 340, Ridgefield Park, NJ 07660, herein referred to as the CLIENT, and Advantage Sales & Marketing LLC d/b/a Advantage Solutions, a California limited liability company, whose notice address is 18100 Von Karman Avenue, Suite 1000, Irvine, California 92612, herein referred to as Advantage.

WHEREAS, CLIENT is a manufacturer and seller, among other things of certain merchandise or products as listed in **Exhibit 1** to this Agreement, as amended from time to time, (the "Products") and desires to secure the services of Advantage in the territory hereinafter described, to negotiate the sales of said Products in CLIENT's name and for CLIENT's account; and

WHEREAS, Advantage is desirous of securing the exclusive right to negotiate sales of said CLIENT's Products in said territory.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CLIENT and Advantage agree to the following:

1. **TERRITORY.**

CLIENT hereby appoints Advantage, and Advantage hereby agrees to act for CLIENT, as its sole and exclusive representative for negotiations of sales of the Products, within the territory as described in **Exhibit 2** to this Agreement (the "Territory"), to the classes of customers specified on **Exhibit 2**, all subject to the terms, provisions and conditions hereof.

2. **SALES NEGOTIATIONS.**

All sales negotiations by Advantage for the account of CLIENT shall be conducted in accordance with such prices, terms and conditions as specified in writing by CLIENT.

3. **RELATIONSHIP OF PARTIES.**

Advantage and its employees are not employees of CLIENT for any purpose. Advantage is an independent contractor and nothing contained herein shall constitute employment, agency, joint venture or partnership relationship between the parties. Neither party shall act or represent itself, directly or by implication, as an agent, of the other or in any manner assume or create any obligation on behalf of, or in the name of the other. Advantage has sole control over the manner and means of performing the duties required under this Agreement, including but not limited to, hiring and managing its own employees. CLIENT does not have the right to require Advantage to do anything that may jeopardize the relationship of independent contractor between CLIENT and Advantage Neither party has

the power or authority to bind the other to any contract, obligation, express or implied, except as necessary to carry out the purposes of this Agreement or as directed by CLIENT.

THE CLIENT AGREES AS FOLLOWS:

4. **EXCLUSIVE REPRESENTATION.**

Advantage shall be the sole and exclusive representative of CLIENT for negotiating sales of the Products herein specified in the described Territory, and CLIENT will either (a) make no sales of said Products in such Territory other than those negotiated by Advantage, or (b) in the case of sales made by CLIENT in such territory other than those negotiated by Advantage, or on sales made otherwise for shipment of CLIENT's Products into the said Territory for resale, CLIENT will pay Advantage a commission or brokerage on the Products so sold at the rate specified in Section 5. Further, CLIENT agrees not to enter into any contract with any other sales representative in the Territory specified herein during the term of this Agreement.

5. **COMPENSATION.**

CLIENT agrees to pay Advantage without deduction or offset, a commission or brokerage of 3% of net sales for drug accounts and 4% of net sales for grocery and mass accounts on each and every sale, as provided herein. Net Sales is defined as CLIENT's gross sales less returns, discounts, allowances and co-operative advertising with the exception of slotting allowances ("Net Sales"). Said brokerage payment to be made promptly within 15 days after the end of the month in which the sales are made. A delinquency charge of 1.5 percent per month (but not in excess of the lawful maximum) may be added on any amount of days in arrears. CLIENT will include a brokerage statement with each payment, which details all sales that are the subject of the commission payment, and Advantage retains the right to request any additional documentation pertaining thereto. Any other services shall be compensated as agreed upon by CLIENT and Advantage in writing in **Attachment 1** to this Agreement.

6. **ELIGIBLE BUYERS.**

CLIENT shall permit Advantage, consistent with the terms of this Agreement, to negotiate sales to any and all prospective buyers of CLIENT's Products throughout the entire Territory.

7. **SHIPMENTS.**

CLIENT shall ship the Products sold as Advantage may specify. Advantage shall provide CLIENT reasonable notice with respect to the required shipments. CLIENT accepts full responsibility for granting credit to buyers.

THE BROKER AGREES AS FOLLOWS:

8. **CLIENT'S INSTRUCTIONS.**

Advantage shall carry out CLIENT's instructions with respect to the sale of the Products specified herein.

9. **REPORTING PURCHASE ORDERS AND NEGOTIATIONS.**

Advantage shall promptly report all negotiations and purchase orders of specified Products for confirmation or approval by CLIENT, and in negotiating sales to prospective buyers within the Territory, report negotiations to CLIENT.

10. **CREDIT / CREDIT TERMS.**

The final determination as to credit and credit terms shall be made only by CLIENT.

11. **CONTACT PROSPECTIVE BUYERS.**

Advantage shall contact prospective buyers in the assigned Territory in furtherance of sales of specified Products of CLIENT.

DURATION OF AGREEMENT/TERMINATION:

12. TERM / TERMINATION.

Term. This Agreement shall commence on the Effective Date specified above and shall continue for an indefinite term until terminated by either party as provided in this Section.

Termination Without Cause.

A. Subject to the payment and obligation of the Termination Fee set forth below, this Agreement shall terminate "without cause" upon either party providing the other with ninety (90) days' prior written notice of the desire to terminate the Agreement, in which case the Agreement shall terminate upon the expiration of said ninety (90) day period. If CLIENT terminates the Agreement without cause, CLIENT shall pay to Advantage the amount equal to the last three (3) months compensation (or annualized three (3) months if the Agreement is less than three (3) months in duration as of the time of termination) ("Termination Fee") paid in three (3) equal monthly sums, and the first such payment must be made concurrently with the delivery of the termination "without cause" notice. If such first payment is not made when due, any notice of termination "without cause" by CLIENT shall be null and void. Upon receipt of notice of termination and first payment pursuant to this Section, Advantage shall continue to perform its responsibilities as identified herein, from the date of notice up to the date of termination (the "Notice Period"). This provision and the obligations contained herein shall survive the expiration or termination of this Agreement.

B. Upon any such termination without cause, CLIENT shall pay commissions earned during the Notice Period for the services provided by Advantage, without deduction and pursuant to the payment terms. The parties shall use good faith

efforts to resolve any dispute regarding deductions and shall do so in a timely fashion.

Termination for Cause.

A. CLIENT shall have the right to terminate this Agreement upon ten (10) days' prior notice with cause, upon the occurrence of any of the following:

1. Advantage commits any material breach under this Agreement and fails to cure such breach within twenty (20) business days after receiving notice of such breach from CLIENT.
2. Advantage becomes insolvent, ceases to function as a going concern or to conduct its operations in the normal course of business, files or has filed against it a petition in bankruptcy, or makes an assignment for the benefit of creditors, or has a receiver or trustee appointed for the benefit of creditors, or has a receiver or trustee appointed for any material part of its properties.

B. Advantage shall have the right to terminate this Agreement upon ten (10) days prior notice with cause, upon the occurrence of any of the following:

1. CLIENT commits any material breach under this Agreement and fails to cure such breach within twenty (20) business days after receiving notice of such breach from Advantage.

2. CLIENT becomes insolvent, ceases to function as a going concern or to conduct its operations in the normal course of business, files or has filed against it a petition in bankruptcy, or makes an assignment for the benefit of creditors, or has a receiver or trustee appointed for the benefit of creditors, or has a receiver or trustee appointed for any material part of its properties.

Any termination of this Agreement shall not release CLIENT from the obligation to pay any amount that may then be owing to Advantage. In the event of termination of this Agreement, all obligations owed by CLIENT to Advantage shall become immediately due and payable on the effective date of termination, whether otherwise due or not, without notice of any kind. In the event Advantage is required to commence a collection action to recover monies owed to it pursuant to this Agreement, or otherwise to pursue remedial action as a result of CLIENT's default or breach of this Agreement, Advantage shall be entitled to reasonable attorneys' fees and legal expenses incurred by it in connection therewith.

In the event of termination of this Agreement, Advantage shall be relieved from any obligation to provide further services hereunder. The continuing provision of services to CLIENT, or any other act after termination of this Agreement, shall not be construed as a renewal of this Agreement for any further term or as a waiver of such termination.

OTHER TERMS AND CONDITIONS:

13. **COMPETING BRANDS.**

CLIENT recognizes that from time to time Advantage will perform services for a manufacturer that competes with CLIENT. However Advantage agrees it will not compromise CLIENT performance standards. Upon written request of CLIENT, Advantage will inform CLIENT of competitive product offerings. In the event of a product conflict arising after the Effective Date of this Agreement, both parties shall make reasonable efforts to reach an agreement on a method for Advantage to represent the products involved.

14. **CONFIDENTIALITY.**

Each of the parties and their Representatives agree to safeguard and keep in strict confidence and trust, and not at any time divulge to any third party, or use except in pursuance of this Agreement, any confidential information that is disclosed to them or by its very nature would be considered confidential, including, without limitation, know-how, trade secrets, inventions and product designs, future, proposed or unannounced products, contracts, Client lists, employee/contractor lists, financial and pricing information, sales and marketing plans and business information. Confidential information shall not include any information that: (i) is available in the public domain, not as a result of the violation of any undertakings herein, (ii) is available to either party on a non-confidential basis prior to disclosure of it to the other party, (iii) hereafter becomes available from a third party, provided that such source in so acting is not to either party's knowledge violating any duty or agreement of confidentiality, (iv) is independently developed by a party, or (v) is required to be disclosed by operation of law. The obligations of this provision shall survive for a period of two (2) years following the expiration or earlier termination of this Agreement, except that with respect to confidential information that qualifies as trade secret information under applicable laws, the obligations shall continue for as long as such trade secret information qualifies as such.

15. **INDEMNITY.**

Each party shall hold harmless and indemnify the other party, its directors, officers, employees, agents and other representatives (collectively "Representatives"), from and against any and all claims, demands, actions, proceedings and costs (including reasonable attorney's fees) ("Losses") in any way resulting from and/or arising out of its negligence or willful misconduct. Furthermore, CLIENT shall hold harmless and indemnify Advantage and its Representatives from and against any and all Losses in any way resulting from and/or arising out of products, point of sale materials and/or other product related materials and/or goods supplied in connection with this Agreement, including but not limited to, any defect in merchandise, or the purpose or use of any product manufactured, produced, or distributed by CLIENT. Nothing in this Section relieves either party from liability for its own act, omission or negligence.

Upon the assertion of any claim or the commencement of any suit or proceeding against an indemnitee by any third party, the indemnitee shall promptly notify the indemnitor of the existence of such claim and shall give the indemnitor a reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection.

16. **INSURANCE.**

CLIENT shall, at its own expense, obtain and maintain throughout the term of this

Agreement and for two (2) years following expiration or earlier termination of this Agreement, Commercial General Liability insurance on an occurrence coverage form, including but not limited to coverage for Products Liability and Personal & Advertising Injury providing protection in the amount of five million dollars ($5,000,000) per occurrence and annual aggregate against any claims, suits, losses or damages arising as a result of this Agreement. The aforementioned insurance limits shall be referenced on an ACORD form certificate of insurance or its equivalent.

CLIENT's Commercial General Liability and Products Liability must (1) be endorsed to specifically name Advantage as an additional insured; (2) clearly identify that each is Primary and Non-Contributory with any coverage maintained by Advantage; (3) provide that the policy cannot be changed, modified or canceled without thirty (30) days prior written notice to Advantage (any language to the contrary on any ACORD form certificate or its equivalent shall be of no force or effect), and (4) include Severability of Interests (no Cross-Suits exclusions), Contractual Liability Coverage and Defense Outside the Limits of Liability.

17. NON-SOLICITATION.

In further consideration for the services to be provided by Advantage hereunder, Advantage and CLIENT mutually agree that during the term of this Agreement and for six (6) months thereafter, it will not directly or indirectly (a) employ, solicit for employment, or recommend for employment any person employed by the other party or acting as a representative or independent contractor for the other party who has performed services under this Agreement or (b) induce any such employee, representative or independent contractor of the other party to terminate their relationship with the other party. The parties agree that in the event there is a breach of this Section, damages would be difficult to estimate and thus the following is a reasonable estimate of such damages. If there is a breach of this non-solicitation provision and a party employs any employee, representative or independent contractor of the other party, party shall pay a recruitment fee in the way of fifty percent (50%) of the individuals' annualized compensation, including bonuses and commissions, to Advantage.

18. **LIMITATION OF LIABILITY.**

In no event will either party be liable for any incidental or special damages incurred by either party (or any third party), whether in an action in contract or tort (including negligence claims), even if the other party has been advised of the possibility of damages or could have foreseen such damages. In no event shall Advantage's aggregate liability for damages arising out of or related to this Agreement, whether in contract, tort or under any other theory of liability, including negligence claims, exceed the amount paid by CLIENT hereunder in the twelve (12) months immediately preceding the alleged breach. Notwithstanding the foregoing, the limitations set forth in this Section shall not apply to claims arising out of third party claims under Section 14 (Confidentiality) and Section 15 (Indemnity). Provided, that nothing in this Section shall be deemed to exclude or limit any liability under any applicable law or statute which, under such law or statute, cannot be

excluded or limited and nothing hereunder shall be deemed to exclude or limit Advantage's profits or revenue under this Agreement.

19. **ATTORNEYS' FEES AND LITIGATION COSTS.**

The parties agree that the prevailing party in any dispute dealing with the terms of this Agreement, including but not limited to, the payment of any monies allegedly due under this Agreement, shall be entitled to attorneys' fees and all other costs in addition to all other relief granted.

20. **GOVERNING LAW.**

This Agreement shall be interpreted in accordance with the substantive laws of the State of New Jersey, without regard to its conflict of laws rules.

21. **JURISDICTION AND VENUE.**

The parties agree that jurisdiction and venue of any action with respect to a dispute concerning the subject matter of this Agreement shall be exclusively brought in either the State or Federal courts, as appropriate, of Orange County, California, and each party hereby irrevocably submits to the personal jurisdiction of such courts.

22. **DISPUTE RESOLUTION.**

a. Negotiations. The parties agree that they will attempt in good faith to resolve any controversy, claim, dispute or question between them arising out of or relating to this Agreement, including the construction or application of this Agreement, promptly by negotiations between the parties. If a controversy or claim should arise, representatives of the parties will meet at least once and will attempt to resolve the matter. Either of these representatives may request the other to meet within fourteen (14) days, at a mutually agreed time and place.

b. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, or claim arising out of or relating to (i) this Agreement or (ii) the actions or omission of either party in negotiating, performing or enforcing this Agreement. If the foregoing waiver is unenforceable, the parties agree that any such action, proceeding or claim shall be heard by a referee appointed by the court pursuant to California Code of Civil Procedure Section 638 (or other applicable law) and that the fees and expenses of such referee shall be paid equally by CLIENT and Advantage.

23. **SURVIVAL.**

Section 5 of the Agreement will survive the termination of this Agreement until all compensation obligations have been satisified in full. Sections 12 and 14 through 30, inclusive, will survive the termination of this Agreement for an indefinite period unless an earlier period is specified in the applicable Section.

24. **SEVERABILITY.**

In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision may be severed, and the balance of the Agreement shall continue in full force and effect.

25. **ASSIGNMENT.**

This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors in interest, if any, and assigns, if any, provided however, this Agreement shall not be assigned or transferred by any party without the non-assigning party's written consent. Notwithstanding the foregoing, either party may assign this Agreement without the other party's prior written consent to any entity which is directly or indirectly controlled by or under common control with the party to any successor entity, or to any entity which shall acquire a business segment of the party.

26. **FORCE MAJEURE.**

Either party shall not be deemed in breach hereof on account of any delay in performance of any obligation under this Agreement caused in whole or in party by, or otherwise materially related to, the occurrence of a force majeure event, including but not limited to: war of hostility; failure or delay in land, water or air transportation; act of any government or agency, subdivision or branch thereof; or fire, explosion, flood, storm, or other acts of God. Either party shall promptly and timely notify the other of the existence of any force majeure event, the expected delays, and the estimated effect upon its performance hereunder.

27. **AMBIGUITIES.**

Each party has participated fully in the review and revision of this Agreement and has been given the full opportunity to consult with counsel of their choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply interpreting this Agreement.

28. **NOTICE.**

All notices and other communications between the parties which must or may be given pursuant to this Agreement will be deemed to have been sufficiently given when delivered by personal service or sent by recognized overnight courier service or written telecommunication to the addressee party at the following addresses:

If to Advantage, to:	President, Sales Advantage Solutions 18100 Von Karman Avenue, Suite 1000 Irvine, California 92612
With a copy to:	Advantage Solutions 18100 Von Karman Avenue, Suite 1000 Irvine, California 92612 Attn: Legal Department

If to CLIENT, to:	CCA Industries, Inc. Attention: Chief Financial Officer 65 Challenger Road, Suite 340 Ridgefield Park, New Jersey 07660
With a copy to:	CCA Industries, Inc. Attention: President 65 Challenger Road, Suite 340 Ridgefield Park, New Jersey 07660

29. **ENTIRE AGREEMENT.**

This Agreement and the Exhibits and Attachments attached hereto constitute the entire Agreement between the parties hereto and pertaining to the subject matter hereof. There are no other agreements, understanding, warranties, or representations between the parties except as set forth in this Agreement. This Agreement may not be amended except in writing executed by both parties.

30. **ELECTRONIC SIGNATURE(S).**

Each person executing this Agreement certifies that (i) he/she has the authority to execute this Agreement on behalf of his/her respective company and (ii) no further corporate action, authorization or approval is required by any officer for him/her to legally bind his/her respective company to this Agreement. The parties agree that the use of an Adobe electronic signature (the "E-Signature") to this Agreement is the legal equivalent of a manual signature and constitutes an acceptance of the validity of this Agreement as if actually signed in writing and is a consent to be legally bound by the terms and conditions of this of this Agreement. Each party also agrees that no certification authority or other third party verification is necessary to validate the E-Signature and that lack of such certification or third party verification will not in any way affect the enforceability of the E-Signature.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, thereunto duty authorized on the day and year above written.

CCA Industries, Inc.	Advantage Sales & Marketing LLC d/b/a Advantage Solutions:
By: ______________ (Signature)	By: Dennis Forkin (Signature)
Lance T. Funston (Print Name)	Dennis Forkin Dennis Forkin (Print Name)

__Chief Executive Officer_____	VP Business Development
(Title)	(Title)

EXHIBITS AND ATTACHMENTS:

Exhibit 1 - Products
Exhibit 2 - Territory/ Classes of Trade
Attachment 1 - Other Services / Compensation

EXHIBIT 1

Products

Advantage Solutions will represent Plus White, Sudden Change, Bikini Zone, Hair Off, Nutra Nail, Lobe Miracle, Pain Bust-R II, Scar Zone, Solar Sense, Porcelana, and all New Brand or Item launches from CCA Industries Inc.

EXHIBIT 2

Territory/ Classes of Trade

Advantage will provide full services to CCA Industries Inc., effective 1/15/18 to all classes of trade and all accounts in traditional channels excluding eCommerce accounts.

ATTACHMENT 1

Other Services/ Compensation

Full service headquarter and retail will be provided to CCA Industries Inc. at a commission or brokerage of 3% of net sales for drug accounts and 4% of net sales for grocery and mass accounts on each and every sale, as provided herein. Net Sales is defined as CLIENT's gross sales less returns, discounts, allowances and co-operative advertising with the exception of slotting allowances ("Net Sales").

A 2018 Bonus Program of 1% will be included under this agreement in addition to the standard commission or brokerage rate with the specific KPI's determined by 1/15/18 and added as an additional attachment to this agreement.